274 Putnam New Value Fund attachment
2/28/07

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		12,986
Class B		424
Class C		192

72DD2 (000s omitted)

Class M		153
Class R 		19
Class Y		1444

73A1 (000s omitted)

Class A		0.190
Class B		0.020
Class C		0.054

73A2 (000s omitted)

Class M		0.091
Class R		0.173
Class Y		0.237

74U1 (000s omitted)

Class A		73,232
Class B		20,887
Class C		3,722

74U2 (000s omitted)

Class M		1,759
Class R 	134
Class Y		6,740

74V1

Class A		19.20
Class B		18.92
Class C		18.81

74V2

Class M		19.15
Class R		19.02
Class Y		19.22

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.